Exhibit 10.5

PRO-DEX, INC.

AMENDED AND RESTATED

EMPLOYEE SEVERANCE POLICY

I.	PURPOSE

This Amended and Restated Employee Severance Policy (the “Policy”) is established to be effective as of September 16, 2014 (the “Effective Date”) to provide benefits to certain employees of Pro-Dex, Inc. (the “Company”), upon termination of employment from the Company. The Policy has been adopted by the Board of Directors of the Company and shall remain in force and effect until amended or rescinded by action of the Board of Directors. This Policy amends, restates and supersedes in its entity the Company’s former Employee Severance Policy dated July 1, 2011.

II.	EXCLUSIVITY OF POLICY

The Policy sets forth the Company’s sole policy regarding severance pay for Eligible Employees. All other statements, policies and agreements relating to severance pay for an Eligible Employee, whether oral or in writing, and, including without limitation, any statement in any employee handbooks or other policy statements of the Company, shall have no force or effect. Nothing set forth herein shall have any effect on any employee’s at-will employment status.

III.	ELIGIBILITY

(1)          To be eligible for the benefits set forth herein, an employee must be an active full-time employee who, at the time of employment separation, satisfies all of the following requirements, and is not otherwise excluded by any other provision of this Section III:

(a)          Employee is not covered by a collective bargaining agreement (unless it expressly provides for coverage under the Policy);

and

(b)          Employee is (i) permanently laid off, (ii) voluntarily terminates employment on account of a qualifying change in work location, or (iii) is involuntarily terminated under the Company’s at-will employment policy, including terminations for inadequate or unsatisfactory performance other than Disqualifying Conduct as defined herein.

(1)          An employee will be considered “laid off” if his or her services as an employee of the Company are terminated because of a reduction in the work force for economic reasons such as lack of work, elimination of the employee’s job classification or changes in the Company’s organization. A lay off will be deemed “permanent” only if, at the time of termination of employment, the Company does not expect to rehire the employee, as determined by the Company in its sole discretion.

(2)          A qualifying change in work location is an employer-required permanent change in the employee’s primary work location, but only if the change both (i) increases the employee’s commuting distance, and (ii) requires a one-way commute of more than 30 miles, determined based on the employee’s place of residence when the change in work location was announced. An employee will not be deemed to have terminated employment on account of a qualifying change in work location if the employee voluntarily resigns before the effective date of the change in location.

(3)          A termination for Disqualifying Conduct is one in which the Company separates the employment relationship due to an employee’s serious misconduct, as determined by the Company in its sole discretion. Such serious misconduct includes the following types of behavior and other comparable misconduct: illegal conduct or a credible allegation thereof that (i) relates to job duties or job performance or (ii) reasonably could result in material injury or damage to the Company (including its reputation); gross misconduct such as dishonesty, fighting, misappropriation or misuse of Company assets; repeated violation of Company work rules or rules of conduct; and willful or grossly negligent violation of Company work rules or rules of conduct in situations that reasonably could result in material injury or damage to the Company. A termination for inadequate or unsatisfactory performance (not accompanied by serious misconduct as described above) does not constitute a termination for Disqualifying Conduct.

(2)          An employee will not be eligible for benefits under the Policy if, within 30 days following termination of employment with the Company, the employee commences employment with any successor, acquirer or affiliate of the Company in a position which is comparable to or better than the position the employee held with the Company prior to termination of employment. Similarly, an employee whose employment is deemed terminated by the Company as the result of an acquisition of the Company but who has been offered substantially comparable employment with a successor, acquirer or affiliate of the Company will not be eligible for benefits under this Policy. Whether an employer is a successor, acquirer or affiliate of the Company and whether a position is comparable to or better than another position shall be determined by the Company in its sole discretion.

(3)          Benefits under the Policy are payable only under the conditions set forth in this Section III. Any termination for Disqualifying Conduct is expressly excluded from benefits hereunder. Benefits are not payable under the Policy if an employee separates from the Company voluntarily for any reason, including retirement, but not including voluntarily resignation of employment on account of a qualifying change in work location. Benefits also are not payable under the Policy on account of a separation of employment that occurs (i) due to death, (ii) due to an employee’s failure to return to work at the expiration of an approved or legally-mandated leave of absence, or (iii) after an employee has begun receiving disability benefits under the Company’s long term disability insurance coverage or disability benefits pursuant to a workers’ compensation claim.

(4)          An employee who meets all of the requirements of this Section III and does not come within one of the exclusions from benefits is referred to throughout this Policy as an “Eligible Employee.”

IV.	BENEFITS

(1)          Each Eligible Employee shall receive severance benefits under the Policy determined on the basis of: (i) the number of complete years of active employment of the Eligible Employee by the Company or an affiliate of the Company, measured from the Eligible Employee’s most recent hire date after subtracting any breaks in service, other than statutorily-mandated temporary leaves of absence, and (ii) the position held by the Eligible Employee on his or her last day of active work; subject, however, to (iii) the Eligible Employee’s execution (and, if applicable, non-revocation) of a Release pursuant to Section VI. In the event Employee and the Company have entered into an Indemnification Agreement with each other, Employee shall not be required to release any rights afforded to Employee under such Indemnification Agreement, or any provisions concerning indemnification under the Company’s Bylaws or Articles of Incorporation, and the Company shall continue to indemnify Employee under any such Agreement and/or provisions which may be applicable to Employee.

(2)          Schedule A, attached hereto, sets forth the total number of weeks of separation pay plus severance pay to be received by the Eligible Employee based on the criteria specified in Section IV(1) above. Each Eligible Employee shall receive a two weeks’ of Base Pay as a separation payment in accordance with Section IV(1), subject to required withholding, to be paid unconditionally to the Eligible Employee on his or her last day of employment, provided such Eligible Employee meets all of the requirements of Section IV(1) (“Separation Pay”). After deducting this two weeks from the amount shown in Schedule A for the applicable Eligible Employee, the remaining number of weeks (“Severance Weeks”) shall be multiplied by the Eligible Employee’s base salary or regular rate of pay on his or her last day of active work to determine the amount of severance pay the Eligible Employee is entitled to. Such base salary or rate of pay (“Base Pay”) shall not include overtime, bonuses, commissions, premium pay, employee benefits and expense reimbursement or other similar pay. It shall include base pay not received because of elections under Internal Revenue Code Sections 125 and 401(k). In addition, in the event the Employee is subject to the Company’s Annual Incentive Plan and/or Long Term Incentive Plan (not the Company’s general bonus plan), the Employee shall be entitled to receive bonus or compensation award payment, if any, in accordance with the terms of such Annual Incentive Plan and Long Term Incentive Plan, as the case may be. Severance pay meeting all of the requirements of this Section IV is referred to throughout this Policy as the “Severance” owed to the Eligible Employee.

V.	METHOD OF PAYMENT AND REPAYMENT

(1)          The Severance will be paid in a lump sum (subject to required withholding) within five business days after the effective date (including the expiration of any applicable revocation periods) of the release of claims by an Eligible Employee.

(2)          An employee who has received the Severance and is recalled to work may, as a condition of reinstatement, be required to repay a portion of the Severance received by the

Eligible Employee. If the number of weeks paid for Severance exceeds the number of weeks the Eligible Employee was actually laid off, the Eligible Employee must repay the excess Severance within 30 days of re-employment in order to be eligible for severance benefits in the event of a future layoff or other qualifying termination of employment.

VI.	RELEASE OF ALL CLAIMS

In order to receive the Severance, an Eligible Employee must sign a release (“Release”) of all claims the Eligible Employee had, has or may have against the Company, in form and content satisfactory to the Company and its legal counsel and within the time period required by the Company for such signature. If a revocation period is applicable to the Release, the revocation period must expire without revocation having occurred before the Severance shall become payable. Eligible Employees who choose not to sign the Release (or, if applicable, sign the Release but revoke it) shall receive only the two weeks of unconditional Separation Pay. In the event Employee and the Company have entered into an Indemnification Agreement with each other, Employee shall not be required to release any rights afforded to Employee under such Indemnification Agreement or any provisions concerning indemnification under the Company’s Bylaws or Articles of Incorporation and the Company shall continue to indemnify Employee under such Indemnification Agreement and provisions.

Schedule A

Separation Plus Severance Table

Note: These amounts include the two weeks of Separation Pay.

The Severance Weeks equal the number of weeks shown

in this Schedule A minus two weeks.

			Category
Years of Service			All Other	Managers and Directors	Vice Presidents and CEO
More than	but less than or equal to	Percentage of Maximum Severance Pay	Number of Weeks of Severance Pay (inclusive of Two Weeks of Separation Pay)
0.0	0.5	0%	2.0	2.0	2.0
0.5	1	25%	4.0	5.0	6.0
1	2	40%	5.2	6.8	8.4
2	3	55%	6.4	8.6	10.8
3	4	70%	7.6	10.4	13.2
4	5	85%	8.8	12.2	15.6
5	n/a	100%	10.0	14.0	18.0